             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                 APRIL 26, 2006

                          REGISTRATION NO. 333-125745

               (INVESTMENT COMPANY ACT REGISTRATION NO. 811-07024)

                                   ----------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM N-14

                                   ----------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                         PRE-EFFECTIVE AMENDMENT NO. ___

                       [X] POST-EFFECTIVE AMENDMENT NO. 1

                                   ----------

                        (CHECK APPROPRIATE BOX OR BOXES)

                                   ----------

                          COLUMBIA FUNDS SERIES TRUST I

                              ONE FINANCIAL CENTER

                           BOSTON, MASSACHUSETTS 02111

                                 1-800-426-3750

                                   ----------
                           R. SCOTT HENDERSON, ESQUIRE

                         COLUMBIA MANAGEMENT GROUP, LLC
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:
                            BRIAN D. MCCABE, ESQUIRE
                                ROPES & GRAY LLP
                             ONE INTERNATIONAL PLACE
                           BOSTON, MASSACHUSETTS 02110

                            CAMERON S. AVERY, ESQUIRE
                             BELL, BOYD & LLOYD LLC
                       70 WEST MADISON STREET, SUITE 3300

                             CHICAGO, IL 60602-4207

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended.

There have been no changes to the proxy statement/prospectus or statement of additional information as filed with the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed by the Registrant's predecessor, Columbia Funds Trust III, with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Incorporated by reference to Item 25 of Post-Effective Amendment No. 79 to the Registrant's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File No. 002-15184).

ITEM 16. EXHIBITS

     (1)(a) Amendment No. 3 to the Agreement and Declaration of Trust dated November 15, 1991, incorporated by reference to Post-Effective Amendment No. 97, filed with the Commission via EDGAR on February 19, 1997.

     (1)(b) Amendment No. 4 to the Agreement and Declaration of Trust dated July 24, 1998, incorporated by reference to Post-Effective Amendment No. 104 filed with the Commission via EDGAR on October 30, 1998.

     (1)(c) Amendment No. 5 to the Agreement and Declaration of Trust dated April 1, 1999, incorporated by reference to Post-Effective Amendment No. 110 filed with the Commission via EDGAR on or about August 12, 1999.

     (1)(d) Amendment No. 6 to the Agreement and Declaration of Trust dated January 26, 2001, incorporated by reference to Post-Effective Amendment No. 127 filed with the Commission via EDGAR on or about December 20, 2002.

     (1)(e) Amendment No. 7 (filed as No. 6 with State) to the Agreement and Declaration of Trust dated October 13, 2003, incorporated by reference to Post-Effective Amendment No. 130 filed with the Commission via EDGAR on or about December 19, 2003.

     (2) By-Laws of Registrant, as amended August 16, 2004, incorporated by reference to Post-Effective Amendment No. 135 filed wit the Commission via EDGAR on or about August 27, 2004.

     (3)    Not Applicable

     (4) Agreement and Plan of Reorganization between Nations Funds Trust, on behalf of its Nations Government Securities Fund series, and Columbia Funds Trust III, on behalf of its Columbia Federal Securities Fund series and Columbia Management Advisors, Inc., incorporated by reference to Appendix A to Part A of the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

     (5)(a) Form of Specimen of Share Certificate - incorporated by reference to
            Exhibit 4 in Part C, Item 24(b) of Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A of Columbia Funds Trust IV (filed under former name Liberty Funds Trust IV) (File Nos. 2-62492 and 811-2865), filed with the Commission on or about March 21, 1997.

     (5)(b) Article III, Section 4, Article V, Section 1, Article VIII, Section 4 and Article IX Sections 1 and 7 of the Declaration of Trust as amended and Sections 2.1, 2.3 and 2.5 of the By-Laws, each define the rights of shareholders.

     (6) Management Agreement between Registrant and Columbia Management Advisors, Inc. dated November 1, 2003 - Incorporated by reference to Post-Effective Amendment No. 130 filed with the Commission via EDGAR on or about December 19, 2003.

     (7)(a) Distribution Agreement between the Registrant and Columbia Funds Distributor, Inc. dated April 30, 1999 as amended and restated November 1, 2003, filed with the Commission on or about January 28, 2004, and incorporated by reference and made a part of the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

     (7)(b) Appendix 1 to the Distribution Agreement between the Registrant and Columbia Funds Distributor, Inc. dated November 1, 2003, filed with the Commission on or about January 28, 2004 and incorporated by reference and made a part of the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

     (7)(c) 12b-1 Plan Implementing Agreement between the Registrant and Columbia Funds Distributor, Inc., effective November 1, 2003 - incorporated by reference to Exhibit (k)(7) in Part C, Item 24(2) of Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 of Columbia Floating Rate Advantage Fund (File Nos. 333-51788 and 811-09709), filed with the Commission on or about December 17, 2003.

     (7)(d) Appendix 1 to the 12b-1 Plan Implementing Agreement between the Registrant and Columbia Funds Distributor, Inc., effective November 1, 2003 - incorporated by reference to exhibit (k)(8) in Part C,
            Item 24(2) of Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 of Columbia Floating Rate Advantage Fund (File Nos. 333-51788 and 811-09709), filed with the Commission on or about December 17, 2003.

     (7)(e) Form of Selling Agreement with Columbia Funds Distributor, Inc. - incorporated by reference to Exhibit 6(b) in Part C, Item 24(b) of Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Columbia Funds Trust 1 (File Nos. 2-41251 and 811-2214), filed with the Commission on or about November 20, 1998.

     (7)(f) Form of Asset Retention Agreement - incorporated by reference to
            Exhibit 6(d) in Part C, Item 24(b) of Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Columbia Funds Trust VI (filed under former name Liberty Funds Trust VI) (File Nos. 33-45117 and 811-6529), filed with the Commission on or about September 27, 1996.

     (8)    Not Applicable

     (9)(a) Custodian Contract between Registrant and State Street Bank and Trust Company dated October 10, 2001 - incorporated by reference to Exhibit (g) in Part C, Item 23(b) of Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A of Columbia Funds Trust II (filed under former name Liberty Funds Trust II) (File Nos. 2-66976 and 811-3009), filed with the Commission on or about October 26, 2001.

     (9)(b) Appendix A to the Custodian Contract between Registrant and State Street Bank and Trust Company - incorporated by reference to Exhibit
            (j) (2) in Part C, Item 24(2) of Post-Effective Amendment No. 6 to the Registration Statement on Form N-2 of Columbia Floating Rate Fund (File Nos. 333-51466 and 811-08953), filed with the Commission on or about December 17, 2003.

     (10)(a) Rule 12b-1 Distribution Plan as amended and restated on May 11, 2004 - incorporated by reference to Exhibit (m)(l) in Part C, Item 23(b) of Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Columbia Funds Trust II (File Nos. 2-66976 and 811-3009), filed with the Commission on or about July 27, 2004.

     (10)(b) Appendix 1 to Rule 12b-1 Distribution Plan dated May 11, 2004 - incorporated by reference to Exhibit (m)(2) in Part C, Item 23(b) of Post-Effective Amendment No. 64 to the Registration

            Statement on Form N-1A of Columbia Funds Trust II (File Nos. 2-66976 and 811-3009), filed with the Commission on or about July 27, 2004.

     (10)(c) Rule 18f-3(d) Plan under the Investment Company Act of 1940 effective April 22, 1996, and amended and restated on December 12, 2001, July 26, 2002, November 1, 2002, November 1, 2003 and February 17, 2004 - Incorporated by reference to Incorporated by reference to Post-Effective Amendment No. 132 to Form N-1A filed on or about February 25, 2004.

     (11)(a) Form of opinion of Ropes & Gray LLP - Incorporated by reference to
            Exhibit 11(a) in Part C, Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

     (11)(b) Consent of Ropes & Gray LLP - Incorporated by reference to Exhibit 11(b) in Part C, Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

     (12)   Opinion of Ropes & Gray LLP as to tax matters - filed herewith.

     (13)(a) Amended and Restated Shareholders' Servicing and Transfer Agent Agreement dated November 1, 2003 - Incorporated by reference to Post-Effective Amendment No. 132 to Form N-1A filed on or about February 25, 2004.

     (13)(b) Schedule A of Amended and Restated Shareholders' Servicing and Transfer Agent Agreement dated November 1, 2003 - Incorporated by reference Post-Effective Amendment No. 132 to Form N-1A filed on or about February 25, 2004.

     (13)(c) Appendix I to the Amended and Restated Shareholders' Servicing and Transfer Agent Agreement between the Registrant and Columbia Management Advisors, Inc. dated November 1, 2003 - Incorporated by reference to Post-Effective Amendment No. 132 to Form N-1A filed on or about February 25, 2004.

     (13)(d) Pricing and Bookkeeping Agreement dated November 1, 2003 - Incorporated by reference to Post-Effective Amendment No. 132 to Form N-1A filed on or about February 25, 2004.

     (13)(e) Schedule A of Pricing and Bookkeeping Agreement between the Registrant and Columbia Management Advisors, Inc. dated November 1, 2003 - Incorporated by reference to Post-Effective Amendment No. 132 to Form N-1A filed on or about February 25, 2004.

     (13)(f) Appendix I of Pricing and Bookkeeping Agreement dated November 1, 2003 - Incorporated by reference to Post-Effective Amendment No. 132 to Form N-1A filed on or about February 25, 2004.

     (13)(g) Credit Facility with State Street Bank and Trust Company dated July 23, 2004 - incorporated by reference to Exhibit (h)(7) in Part C,
            Item 23 of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A of Columbia Funds Trust III (File Nos. 2-15184 and 811-881), filed with the Commission on or about August 27, 2004.

     (14) Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm - Incorporated by reference to Exhibit 14 in Part C,
            Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

     (15)   Not Applicable.

     (16) Power of Attorney for: Douglas A. Hacker, Janet Langford Kelly, Richard W. Lowry, William E. Mayer, Charles R. Nelson, John J. Neuhauser, Patrick J. Simpson, Thomas E. Stitzel, Thomas

            C. Theobald, Anne-Lee Verville and Richard L. Woolworth - Incorporated by reference to Exhibit 16 in Part C, Item 16 of the Registrant's Registration Statement on Form N-14 (File No. 333-125745), as filed with the Commission on June 10, 2005 (Accession No. 0000950135-05-003250).

     (17)   Not Applicable

ITEM 17. UNDERTAKINGS

     (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                     NOTICE

A copy of the Agreement and Declaration of Trust, as amended, of Columbia Funds Series Trust I (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument has been executed on behalf of the Trust by an officer of the Trust as an officer and by its Trustees as trustees and not individually, and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

                                   SIGNATURES

     As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Boston and The Commonwealth of Massachusetts, on the 17th day of April, 2006.

                                        COLUMBIA FUNDS SERIES TRUST I


                                        By: /s/ Christopher L. Wilson
                                            ------------------------------------
                                        Name: Christopher L. Wilson
                                        Title: President

     As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

              Signature                                  Title                         Date
              ---------                                  -----                         ----


/s/ Christopher L. Wilson               President (Chief Executive Officer)       April 17, 2006
-------------------------------------
Christopher L. Wilson


/s/ J. Kevin Connaughton                Treasurer (Principal Financial Officer)   April 17, 2006
-------------------------------------
J. Kevin Connaughton


/s/ Michael G. Clarke                   Chief Accounting Officer (Principal       April 17, 2006
-------------------------------------   Accounting Officer)
Michael G. Clarke


/s/ Douglas A. Hacker*                  Trustee                                   April 17, 2006
-------------------------------------
Douglas A. Hacker


/s/ Janet Langford Kelly*               Trustee                                   April 17, 2006
-------------------------------------
Janet Langford Kelly


/s/ Richard W. Lowry*                   Trustee
-------------------------------------
Richard W. Lowry                                                                  April 17, 2006


/s/ William E. Mayer*                   Trustee                                   April 17, 2006
-------------------------------------
William E. Mayer


/s/ Charles R. Nelson*                  Trustee                                   April 17, 2006
-------------------------------------
Charles R. Nelson


/s/ John J. Neuhauser*                  Trustee                                   April 17, 2006
-------------------------------------
John J. Neuhauser


/s/ Patrick J. Simpson*                 Trustee                                   April 17, 2006
-------------------------------------
Patrick J. Simpson


/s/ Thomas E. Stitzel*                  Trustee                                   April 17, 2006
-------------------------------------
Thomas E. Stitzel


/s/ Thomas C. Theobald*                 Trustee                                   April 17, 2006
-------------------------------------
Thomas C. Theobald


/s/ Anne-Lee Verville*                  Trustee                                   April 17, 2006
-------------------------------------
Anne-Lee Verville



/s/ Richard L. Woolworth*               Trustee                                   April 17, 2006
-------------------------------------
Richard L. Woolworth


                                        *By: /s/ J. Kevin Connaughton,
                                             -----------------------------------
                                             Attorney-in-Fact
                                             April 17, 2006

                                  EXHIBIT INDEX

(12) Opinion of Ropes & Gray LLP as to tax matters